UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): March 7, 2019

ZNERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55152	46-1845946
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

808A S. Huntington St.

Syracuse, IN 46567

 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (800) 931 - 5662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Announcement of Appointment of New Member of Board of Directors.

Znergy, Inc. (“Znergy” or the "Company") announced it has appointed Jerry Horowitz to its Board of Directors. Mr. Horowitz replaces Nicole Strothman.

Mr. Horowitz joined his family business, Morris Distributing, in the early 1960’s. He then moved from Binghampton, NY, to Syracuse, NY, and established a subsidiary named Morris Electronics. He was very successful in sales of the many types and brands of electronics, such as stereos, speakers, radios, video games and others. The business grew over the years to produce revenues of over $100 million. The business was successfully sold in 1987 to that Mr. Horowitz could pursue other business ventures.

In 1988 Mr. Horowitz founded Profit Motivators, Inc., a sales and marketing organization made up of professionals who have earned a reputation for high productivity. Mr, Horowitz’s expertise in the retail and wholesale sales and distribution is national in scope. He is highly regarded by decision-makers in many fields and markets gives him access to many innovative products for distribution.

Mr. Horowitz brings these contacts and experience to Znergy, where he serves not only as a board member but as an independent sales representatives, focusing on large scale projects which require large quantities of LED lighting fixtures.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied.  Undue reliance should not be placed on the forward-looking statements in this Current Report on Form 8-K.  We assume no obligation to update such stat

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZNERGY, INC.

Date: March 7, 2019	By:	/s/ Dave Baker
Dave Baker
Chief Executive Officer